Exhibit 5.2
[Letterhead of Hughes Gorski Seedorf Odsen & Tervooren, LLC]

July 8, 2011	Direct Dial:
(907)263-8255 E-Mail: fodsen@hglawfirm.net
The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Re:   Form S-4 Shelf Registration Statement of The GEO Group, Inc.
Ladies and Gentlemen:
     We have acted as special Alaska counsel to Cornell Corrections of Alaska, Inc., an Alaska corporation (the “Company”) in connection with that certain registration statement on Form S-4, File No. 333-173462 (the “Registration Statement”) filed by the GEO Group, Inc. (“Parent”), the Company and certain other subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Parent’s 6⅝% Senior Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes as set forth in the language of Article Ten of the Indenture referred to hereinbelow (the “Exchange Note Guarantees”) by the Company and each of the other entities listed in the Registration Statement as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Parent is offering to exchange in the exchange offer (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 6⅝% Senior Notes due 2021 issued on February 10, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the

The GEO Group, Inc.
July 8, 2011

     Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of February 10, 2011 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.
     In connection with issuing this opinion, we have reviewed originals or copies of the following documents:
(1)	the Registration Statement, Amendment No. 1 and Amendment No. 2 thereto and the Prospectus;

(2)	the Indenture, including the Exchange Note Guarantees contained therein (collectively the “Indenture”);

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”);

(4)	the Articles of Incorporation of the Company, certified by the State of Alaska as being on file as of February 2, 2011 with the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations, Business and Professional Licensing;

(5)	the By-Laws of the Company, dated August 5, 1998, certified by the Company as of July 8, 2011 to be presently in effect;

(6)	certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the Registration Statement and related matters, certified by the Company as of July 8, 2011;

(7)	the Certificate of Good Standing dated June 30, 2011 with respect to the Company issued by the Department of Commerce, Community and Economic Development, Division of Corporations, Business and Professional Licensing of the State of Alaska (the “Certificate of Good Standing”); and

(8)	that certain Certificate to Counsel dated July 8, 2011 provided to the undersigned counsel by John J. Bulfin, Senior Vice President and General Counsel of the Parent and Brian R. Evans, Senior Vice President and Chief Financial Officer of the Parent and Vice President and Chief Financial Officer of the Company.

The GEO Group, Inc.
July 8, 2011

     We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.
     In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Company; (d) the entity power of each party to the Opinion Documents (other than the Company) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Company; and (g) the continuing validity of the documents identified above as (4), (5) and (6) and that they remain unmodified and in full force and effect as of the date of this opinion.
     Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:
1.	Based solely on the Certificate of Good Standing, the Company is an Alaska corporation that is validly existing and in good standing under Alaska law.

2.	The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

The GEO Group, Inc.
July 8, 2011

3.	The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

4.	The Indenture has been executed and delivered by the Company.
     We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Alaska, as in effect on the date hereof.
     This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.
     We are providing no opinion whatsoever with respect to the compliance by the Company or the Parent with any federal securities laws or any State of Alaska securities or Blue Sky laws applicable to the Exchange Offer or otherwise.
     We are not expressing any opinion or making any representations in any manner whatsoever as to the assets, liabilities, net worth, earnings, creditworthiness or other financial condition of the Company or the Parent.
     This opinion letter is furnished to you in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Akerman Senterfitt may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

The GEO Group, Inc.
July 8, 2011

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely, HUGHES GORSKI SEEDORF ODSEN & TERVOOREN, LLC
By:	/s/ Frederick J. Odsen
Frederick J. Odsen